News Release

R. Andrew Watts

November 16, 2018	Chief Financial Officer
(386) 239-5770

BROWN & BROWN, INC. COMPLETES ACQUISITION OF
HAYS COMPANIES

(Daytona Beach) . . . Brown & Brown, Inc. (NYSE:BRO) today announced the completion of the previously-announced acquisition of Hays Companies (“Hays”) by Brown & Brown, Inc.

Brown & Brown, Inc. is a leading insurance brokerage firm, providing risk management solutions to individuals and businesses. With Brown & Brown’s almost 80 years of proven success and thousands of teammates, we offer knowledge you can trust and strive to deliver superior customer service. For more information on Brown & Brown, visit www.bbinsurance.com. Hays Companies’ current operations can be reviewed at www.hayscompanies.com.

This press release may contain certain statements relating to future results which are forward-looking statements, including those associated with this acquisition; the appointments of those individuals currently employed by Hays to leadership positions with Brown & Brown after the transaction; and the integration of the current Hays operations with Brown & Brown after the transaction. These statements are not historical facts, but instead represent only Brown & Brown’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Brown & Brown’s control. It is possible that actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to: Brown & Brown’s consummation and integration of the announced acquisition, including adequately addressing any matters analyzed in the due diligence process; Brown & Brown’s ability to retain Hays’ clients following the transaction; the post-transaction performance of the operations acquired from Hays combined with Brown & Brown’s operations; material adverse changes in the business and financial condition of Hays, Brown & Brown, or both, and their respective clients; material adverse changes in economic conditions in the markets Brown & Brown serves and in the general economy; management’s decisions after the transaction regarding employment positions with Brown & Brown; the inability of certain individuals to fill certain positions with Brown

& Brown after the transaction; changes to management’s strategy, including the future strategic decisions regarding its insurance carrier relationships and/or the products and services it offers its distribution partners; future regulatory actions and conditions in the states in which Brown & Brown conducts its business; competition from others in the insurance agency, wholesale brokerage, insurance programs and service business. Further information concerning Brown & Brown and its business, including factors that potentially could materially affect Brown & Brown’s financial results and condition, as well as its other achievements, is contained in Brown & Brown’s filings with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and Brown & Brown does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which Brown & Brown hereafter becomes aware.

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